[GRAPHIC OMITTED]

Revised
May 10, 1999



Mr. Steve Adelstein, President

VIDKID DISTRIBUTION, INC.
4950 West Prospect Road
Ft. Lauderdale, FL 33309
Ph: 954.577.2788 ext. 114
Fax: 954.745.0078


Dear Steve:

Vidkid Distribution, Inc. and Tapeworm Video Distributors, Inc. agree to the following:

1.) "Howdy Doody: Music Appreciation" and "Howdy Doody: Dilly Dally's Birthday will list for $14.95.

2.) Tapeworm Video Distributors, Inc. (hereinafter referred to as Distributor) will pay a $5.98 per single video cassette. Distributor receives 60% off Suggested Retail Price. Vidkid Distribution, Inc. (hereinafter referred to as Producer) guarantees that it will refund within fourteen (14)days to Distributor all modes paid by Distributor to Producer for videos which Distributor returns to Producer, at any time for returned tapes. Distributor shall obtain a Return Materials Authorization (RMA)for any videos to be returned to Producer. Videos returned to Producer shall be unopened, defectives are exempt. Distributor shall return videos freight prepaid at Distributor's expense.

3.} Invoices must be submitted from Producer, and will be paid by Distributor net 60 days, no discounts. Ail invoices must reference purchase order number.

4.) Distributor requires an exclusive license for the retail home video market in the United States and Canada.

5.) Distributor will inventory and ship smaller orders unless demographics would make it more cost effective for Producer to ship to Distributor's customers. Producer will ship larger orders. If producer is to ship direct to Customers, Producer must request from Distributor packing slips and labels prior to shipping any order. All videos must be shrink wrapped. All Customers remain the property of Distributor. The disclosure of their names, etc. is for the purpose of this contract only and remains the proprietary right of Distributor.

6.)  Purchase  of  video  includes  public   performance  rights  to  non-profit
organizations (i.e., schools, libraries), but does not grant the right to replicate copies for additional distribution.


6-4-99
Date

Page Two

7.) Producer represents and warrants that it has all rights in the videos necessary for distribution, including all music and other synchronization rights in the underlying material.

8.) Tapeworm requires 8 screening copies and 40 sleeves.

9.) The term is exclusive for two (2) years from execution of this agreement by Producer. Renewal to be automatic unless either party notifies the other in writing no later than sixty (60) days prior to expiration., All pending orders will be honored by Producer and paid for by Distributor.

10.) In the event of any dispute between the parties, same shall be resolved by arbitration pursuant to the rules and regulations of the American Arbitration Association in Los Angeles. The prevailing party shall be entitled to recover its reasonable attorneys fees.

                                                 /s/Steve Adelstein       6/4/99
                                                    Steve Adelstein       Date
                                                    Producer/Representative

Sincerely,
/s/ Dawn Robinson
Dawn Robinson
Vice President/Acquisitions

cc:CF